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                      November 5, 2021

       Umesh Patel
       Chief Executive Officer
       Fuse Group Holding Inc.
       805 W. Duarte Rd., Suite 102
       Arcadia, CA 91007

                                                        Re: Fuse Group Holding
Inc.
                                                            Form 10-K for the
Fiscal Year ended September 30, 2020
                                                            Filed December 16,
2020
                                                            File No. 333-202948

       Dear Mr. Patel:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation